EXHIBIT 4.7

THIS WARRANT, AND ANY SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER SECURITIES LAWS.  THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT, AND NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAW, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT. NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE TRANSFERRED EXCEPT UPON THE CONDITIONS SPECIFIED IN THIS WARRANT, AND NO TRANSFER OF THIS WARRANT OR ANY OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH CONDITIONS SHALL HAVE BEEN COMPLIED WITH.

STOCK PURCHASE WARRANT

For 721,510 Shares
of the Common Stock of
American Medical Technologies, Inc.

BY THIS WARRANT, American Medical Technologies, Inc., a Delaware corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank One, N.A., a national banking association (“Bank One”), along with its assigns, as set forth in Section 12(a), (collectively, “Holder”) is entitled to subscribe for and purchase from the Company, at the times and subject to the terms and conditions set forth herein, a total of seven hundred thirty six thousand, two hundred thirty four (721,510) fully paid and nonassessable shares of Common Stock, $.04 par value per share, of the Company (“Common Stock”), at an exercise price of eleven cents ($.11) per share (the “Exercise Price”), subject to adjustment from time to time pursuant to the provisions of Section 5 hereof.

This Warrant is subject to the following provisions, terms and conditions:

1.                                       Definitions.  For the purpose of the Warrant, the following terms, whether or not capitalized or underlined in the text of this Warrant, shall have the following meanings:

“Commission” shall mean the U.S. Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act.

“Company” shall have the meaning specified in the introduction to this Warrant, and shall include any corporation or business entity resulting from the merger, consolidation or conversion of the Company.

“Fair Market Price Per Share” shall mean the average of the closing sales prices, if available, or the average of the bid and asked prices for the Common Stock on the principal market therefor for the five trading days preceding the day which is two business days prior to the day of exercise, or if no such price is available, by an appraiser selected by the holder hereof and reasonably acceptable to the Company and such appraisal shall be the sole expense of the Company.  The determination of such appraiser shall be conclusive and binding on the Holder hereof and the Company.

“Forbearance Agreement” shall mean that Third Amended and Restated Forbearance Agreement entered into between the Company and Bank One dated as of October 30, 2002.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.  Reference to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such similar or successor federal statute.

“Warrant(s)” shall mean this Warrant issued by the Company, including all amendments thereto and all warrants issued in exchange, transfer or replacement therefor.

“Warrant Shares” shall mean the shares of Common Stock purchased or purchasable upon the exercise of the Warrant.

2.                                       Vesting and Term.  The rights represented by this Warrant shall be fully vested, and the Warrant shall be immediately exercisable, upon the execution of the Forbearance Agreement (the “Vesting Date”).  The Warrant and the rights represented hereby shall terminate at midnight, Central Time, on the date (the “Expiration Date”) that is five years after the Vesting Date.

3.                                       Exercise; Issuance of Certificates; Payment for Shares.  The rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant, together with a completed Exercise Agreement in the form attached hereto (“Exercise Agreement”), during normal business hours on any business day at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Company) at any time prior to the Expiration Date and upon payment to the Company by certified check or wire transfer in an amount equal to the Exercise Price for the Warrant Shares to be purchased in connection with such exercise.  The Holder may, at its option, pay for the Warrant Shares by tendering Common Stock, including Warrant Shares and the right to receive Warrant Shares, valued at their Fair Market Price Per Share on the date of exercise, or any combination of cash and Common Stock. The Company agrees that the shares so purchased shall be and are deemed to be issued to the Holder or its designee (subject to the transfer restrictions applicable to this Warrant or to Warrant Shares) as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in said Exercise Agreement, shall be delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.  The stock certificate or certificates so delivered shall be in such denominations as may be requested by the Holder, shall be registered in the name of said Holder or such other name as shall be designated by said Holder (subject to the transfer restrictions applicable to this Warrant and to the Warrant Shares) and shall bear a restrictive legend similar to that on this Warrant unless in the opinion of counsel to the Holder such legend is not required in order to comply with the Securities Act.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of said stock certificates(s), deliver to said Holder a new Warrant representing the right to purchase the number of shares of Common

Stock with respect to which this Warrant shall not then have been exercised.  The Company shall pay  all expenses and charges payable in connection with the preparation, execution and delivery of stock certificates (and any new Warrants) except that, in case such stock certificates shall be registered in a name or names other than the Holder of this Warrant or such Holder’s nominee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the Holder to the Company at the time of delivery of such stock certificates by the Company as mentioned above.

This Warrant shall be exercisable only for a whole number of Warrant Shares.  No fractions of shares of Common Stock, or scrip for any such fractions of shares, shall be issued upon the exercise of this Warrant.  The Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Fair Market Price Per Share of one share of Common Stock at the time of such exercise multiplied by such fraction computed to the nearest whole cent.

4.                                       Shares to be Fully Paid; Reservation of Shares.  The Company covenants and agrees that all Warrant Shares will be duly authorized and validly issued and upon issuance in accordance with the terms and conditions hereof, will be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.  Without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per Warrant Share is at all times equal to or less than the Exercise Price then in effect.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant and any other warrants.

5.                                       Reclassifications, Consolidation, Merger or Sale of Assets.  If the Company shall effect any reclassification or similar change of outstanding shares of the Common Stock, (including without limitation, a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock or a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock) or a reorganization or a consolidation or merger of the Company with another entity, or a conveyance of all or substantially all of the assets of the Company, this Warrant shall, after such capital reorganization, reclassification, consolidation, merger or conveyance, be exercisable only for the number of shares of stock or other properties, including cash, to which a holder of the number of shares of the Common Stock deliverable upon exercise of this Warrant would have been entitled upon such capital reorganization, reclassification, change, consolidation, merger or conveyance if this Warrant had been exercised immediately prior to the effective date of such event; and the Exercise Price then in effect shall be adjusted to equal (A) the Exercise Price then in effect multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares of Common Stock for which this Warrant is exercisable immediately after such adjustment; and, in any such case, appropriate adjustments (as determined by the Company’s Board of Directors) shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the exercise rights in this Section 5) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other securities thereafter deliverable upon the exercise of this Warrant. The Company shall give written notice to the Holder of any transaction within the scope of this Section 5 promptly after the effective date therefor and provide in such written notice a brief description of the terms and conditions of such transaction.

6.                                       Certain Agreements of the Company.  The Company covenants and agrees that:

(a)                                  Prohibited Actions.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of this Warrant.

(b)                                 Successors and Assigns.  This Warrant will be binding upon any entity succeeding to the Company by merger or consolidation.

(c)                                  Issuance of Warrant Shares.  If the issuance of any Warrant Shares required to be reserved for purposes of exercise of this Warrant is required to be registered with or approved by any federal governmental authority under any federal or state law (other than any registration under the Securities Act or state securities laws), before such shares may be issued upon exercise of this Warrant, the Company will, at its expense, use its best efforts to cause such shares to be so registered or approved, at such time, so that such shares may be issued in accordance with the terms hereof.

7.                                     Registration Rights.  The Company will, upon written request to it by the Holder made at any time after the first anniversary date of the issuance of this Warrant, promptly file and use all commercially reasonable efforts to be declared effective, a registration statement on Form S-3 (or any successor short-form registration) registering all or a portion of the Warrant Shares under the Securities Act, but only if the Company is able to use Form S-3 in such registration, and subject to the following limitations and conditions:

(a)                                  Company’s Obligations.  The Company will make commercially reasonable efforts to (i) cause the registration statement to become and remain effective for a period of not less than two (2) years, (ii) furnish to the Holder copies of the registration statement, and all amendments and supplements thereto, and a sufficient number of prospectuses, and all amendments and supplements thereto, to facilitate the disposition of the Warrant Shares, (iii) notify the Holder of all material developments and communications from the Commission in connection with such filing, (iv) register or qualify the Warrant Shares under such other securities or blue sky laws of such jurisdictions in the United States as the Holder reasonably requests in light of Holder’s intended plan of distribution and (v) obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any shares covered thereby.

(b)                                 Company Control.  Except as otherwise provided herein, the Company shall have sole control in connection with the preparation, filing, withdrawal, amendment or supplementing of the registration statement, the selection of any underwriters and the distribution of prospectuses and may include in such registration statement shares issued pursuant to the exercise of any other warrants issued by the Company for which registration by the Company is required.

(c)                                  Single Demand.  The Company shall be required to effect a registration on only one occasion, provided that such registration statement filed by the Company is declared effective by the Commission and remains effective for a period of at least two (2) years.

(d)                                 Expenses.  The Company shall pay all expenses incurred in connection with such registration, except for the fees and expenses of any underwriter used by Holder in the sale.

(e)                                  Postponement.  The Company shall be entitled to postpone such registration if and to the extent that (i) its Board of Directors shall determine that such registration would interfere with a pending corporate transaction or (ii) the Company is in possession of material nonpublic information, the disclosure of which the Company believes would not be in the best interests of the Company; provided that neither such postponement shall exceed 120 days.

(f)                                    Use of Rule 144.  The Company shall not be obligated to register the Warrant Shares if the Holder is able sell the Warrant Shares (or the portion thereof that it desires to register) in the open market pursuant to the exemption provided by Rule 144(k) under the Securities Act, in the reasonable judgment of outside counsel acceptable to both Holder and the Company.

(g)                                 Holder’s Obligations.  In order to have the Warrant Shares registered by the Company, the Holder must furnish accurate and complete information regarding the Holder and the distribution of the Warrant Shares as requested by the Company for inclusion in the registration statement, and enter into such underwriting agreements, questionnaires, powers of attorney, indemnities and other documents  as are then customary in such offerings.

8.                                       Piggyback Registration Rights.  At any time following the date hereof, whenever the Company proposes to register any Common Stock for its own or the account of others under the Securities Act for a public offering, other than (i) any shelf registration of shares to be used as consideration for acquisitions of additional businesses by the Company and (ii) registrations relating to employee benefit plans, the Company shall give the Holder prompt written notice of its intent to do so.  Upon the written request of the Holder given within 15 business days after receipt of such notice, the Company, at its sole expense, shall cause to be included in such registration all Warrant Shares (including any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Warrant Shares) which the Holder requests; provided, however, if the Company is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 8 that the number of shares to be sold by persons other than the Company is greater than the number of such shares which can be offered without adversely affecting the offering, the Company may reduce pro rata the number of shares offered for the accounts of such persons, including the Holder (based upon the number of shares held by such person) to a number deemed satisfactory by such managing underwriter.  In consideration for the Company agreeing to its obligations under this Section 8, the Holder agrees that, effective upon the request of the underwriters managing the Company’s public offering, the Holder shall be obligated, so long as all executive officers and directors of the Company are bound by a comparable obligation, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock without the prior written consent of such underwriters, for such period of time (not to exceed one hundred twenty (120) days) from the effective date of such public offering as the underwriters may specify.  Notwithstanding the foregoing, Section 7(f) shall apply to this Section 8.

9.                                       Issue Tax.  The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder of such Warrant or such shares for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Warrant exercised.

10.                                 Closing of Books.  The Company will at no time close its transfer books against the transfer of the Warrant, or in any manner interfere with the timely exercise of the Warrant.

11.                                 No Rights or Liabilities as a Shareholder.  This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.  No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

12.                                 Transfer and Exchange.

(a)                                  No Transfer of Warrant.  This Warrant may not be assigned, offered, sold, pledged or otherwise transferred, except to an affiliate of Bank One.

(b)                                 Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said Holder at the time of such surrender.

(c)                                  Replacement of Warrant.  Upon receipt of written notice from the Holder or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement, or other indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

(d)                                 Cancellation; Payment of Expenses.  Upon the surrender of this Warrant in connection with any exchange, transfer or replacement as provided in this Section 12, this Warrant shall be promptly canceled by the Company.  The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 12.

13.                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing, and shall be deemed to have been delivered on the date delivered by hand, telegram, facsimile or by similar means, on the first day following the day when sent by recognized courier or overnight delivery service (fees prepaid), or on the third day following the day when deposited in the mail, registered or certified (postage prepaid), addressed: (i) if to the Holder, at the registered address of the Holder as set forth in the register kept by the Company at its principal office with respect to the Warrant, or to such other address as the Holder may have designated to the Company in writing, and (ii) if to the Company, at

5555 Bear Lane, Corpus Christi, Texas 78405; Attn: Chief Executive Officer, or such other address as the Company may have designated in writing to the Holder.

14.                                 Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas, without regard to principles of conflicts of laws.

15.                                 Remedies.  The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

16.                                 Miscellaneous.

(a)                                  Amendments.  This Warrant and any provision hereof may be changed, waived, discharged or terminated, but only by an instrument in writing signed by the party (or any predecessor in interest thereof) against whom enforcement of the same is sought.

(b)                                 Descriptive Headings.  The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(c)                                  Conflict with Forbearance Agreement.  In the event of any conflict between the terms hereof and the terms of the Forbearance Agreement regarding this Warrant, the terms hereof shall control.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer effective as of October 30, 2002.

American Medical Technologies, Inc.

By:	/s/ Roger Dartt
Roger Dartt, President and CEO

FORM OF EXERCISE AGREEMENT

[DATE]

American Medical Technologies, Inc.
5555 Bear Lane
Corpus Christi, Texas 78405
Attention: Chief Executive Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase              shares of Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by such Warrant in cash, Warrant Shares or the right to receive Warrant Shares, as indicated below.

Method of Payment:

Signature:

Company:

Name:

Title:

Address:

Social Security or Tax ID No.